Systemax Accepts Resignation of Gilbert Fiorentino and Executes Agreement for Fiorentino to Surrender $11 million

PORT WASHINGTON, NY, May 9, 2011 — Systemax Inc. (NYSE: SYX) reported that it has accepted the resignation of Gilbert Fiorentino, Chief Executive, Technology Products Group and Director, effective immediately.  His resignation follows the Company placing him on administrative leave on April 18, 2011 while considering his termination. Fiorentino was placed on administrative leave following the completion of the Company’s independent investigation of its Miami, Florida operations.

Systemax reported that it has also executed an agreement with Fiorentino whereby within 5 business days Fiorentino will surrender assets to the Company currently valued at approximately $11 million.  The agreement requires the surrender of 1,130,001 shares of Systemax common stock owned or beneficially owned by Fiorentino and $480,000 in cash.  The agreement also requires Fiorentino to disclose his and his immediate family’s personal assets; forfeit undisclosed assets discovered by the Company; disclose information regarding certain matters that led to his being notified of the Company’s intent to terminate him; and to fully cooperate with the Company in the future.  Fiorentino and the Company also exchanged mutual general releases and nondisparagement commitments, and Fiorentino agreed to a 5 year noncompetition obligation.  The financial statement benefit to the Company from this agreement, which will be less than $11 million due to accounting requirements for equity transactions and the cost of the investigation, will be recorded during the second quarter.

The matters investigated occurred over a number of years, did not have a material impact on Systemax's previously reported financial results in any reporting period, and were limited to the Company's Miami operations. The Company’s Technology Products Group businesses are continuing normal operations under the direction of Robert Leeds, the founding CEO of the Company’s Technology business, who will continue his role as Interim Chief Executive, Technology Products Group.  The Company plans to commence a nationwide search for a permanent replacement.

Richard Leeds, Systemax’s Chairman and CEO said, “Our Board of Directors and management team is focused on running and growing our business, which remains very strong.  The Company has moved forward and I am very pleased that our dedicated management team and employees are re-energized and looking forward to a new era of profitable growth.”

About Systemax

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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